Exhibit 99.1

QT Imaging Receives $5.0 Million in New Funding from Lynrock Lake to Repurchase and Cancel All Yorkville Warrants

Novato, Calif. – August 27, 2025 – QT Imaging Holdings, Inc. (“QT Imaging” or the “Company”) (OTCQB: QTIH), a medical device company engaged in research, development, and commercialization of innovative body imaging systems, is pleased to announce that it has received $5.0 million in additional financing via a restated and amended senior secured term loan with Lynrock Lake Master Fund LP (“Lynrock Lake”). QT Imaging has used the net proceeds from the transaction to repurchase in full the warrants held by YA II PN, Ltd. (“Yorkville”) as 15,000,000 shares of the Company’s Common Stock at an exercise price of $0.40 per share.
“This transaction reflects our confidence in the future outlook of our business,” said QTI’s CEO, Dr. Raluca Dinu. “We would like to thank our investors and partners at Lynrock Lake for its continuing support and flexibility to make this repurchase and cancellation of the Yorkville warrants possible. We believe the current valuation of QT Imaging stock makes this an attractive investment and an opportunity to enhance long-term shareholder value.”
For media inquiries, please contact:
Stephen Kilmer
Head of Investor Relations
Stephen.Kilmer@qtimaging.com
Direct: (646) 274-3580
About QT Imaging Holdings, Inc.
QT Imaging Holdings, Inc. is a public (OTCQB: QTIH) medical device company engaged in research, development, and commercialization of innovative body imaging systems using low frequency sound waves. QT Imaging Holdings, Inc. strives to improve global health outcomes. Its strategy is predicated upon the fact that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable, accessible, and centered on the patient’s experience. For more information on QT Imaging Holdings, Inc., please visit the company’s website at www.qtimaging.com.
Breast Acoustic CT™ is a trademark of an affiliate of QT Imaging Holdings, Inc.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding the presentation and performance of the QT Imaging Breast Acoustic CT imaging technology, plans for QT Imaging Holdings, new product development and introduction, and product sales growth and projected revenues. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: research results from the use of the QT Imaging Breast Acoustic CT Scanner, the ability of QT Imaging Holdings to sell and deploy the QT Imaging Breast Acoustic CT Scanner, the ability to extend product offerings into new areas or products, the ability to commercialize technology, unexpected occurrences that deter the full documentation and “bring to market” plan for products, trends, and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, the ability to attract and retain qualified personnel, and the ability to move product sales to production levels. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of QT Imaging Holdings’ filings with the SEC, and in its other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to QT Imaging Holdings as of the date hereof, and QT Imaging Holdings assumes no obligation to update any forward-looking statement.